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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Analysts International Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANALYSTS INTERNATIONAL

# 2008

## Annual Meeting of Shareholders

---

## Notice of Annual Meeting and Proxy Statement

April 9, 2008

Dear Fellow Shareholders:

When I became President and CEO of AIC last November, the company was already showing signs of improvement under the leadership of interim President and CEO Michael LaVelle. Since then, we have continued to build on that momentum by taking significant steps to reduce our costs and refocus the business on providing value-driven IT services.

AIC has tremendous potential for success. This is a company filled with talented, committed people. We have strong client relationships that have been underserved, and we are well positioned in a market that is growing. However, to leverage these strengths and opportunities, we need to make fundamental changes to how the company operates.

In January 2008, we launched a new strategic plan designed to restore the company to profitability and increase shareholder value. Moving forward, AIC will be focused on providing value-driven IT services in markets where we believe we truly have a competitive advantage and an opportunity to strengthen our presence. This includes maintaining our best client relationships, investing in growing our higher-margin businesses and exiting businesses that are not core to our strategy. By reducing the volume of low margin, low value services, we can turn our attention to providing more value for our clients and building a better, more balanced business.

I am pleased to report that we were profitable for the first time in nearly two years in the fourth quarter of 2007, excluding special charges. We believe these financial results are a good indication of the progress we are making as a business and early validation of our new direction. In order for us to meet our long-term goals and return Analysts International Corporation to sustained profitability, however, we have a lot more work to do.

Fiscal 2008 will be about focus, execution and results. Our plan for transforming AIC into a value-driven, IT consulting company is straightforward and includes four central tenets:

Returning the Company to Sustained Profitability

Our highest priority is to change the way we run this business and create efficiencies across the organization in order to return the company to sustained profitability. We have already taken steps to reduce our corporate overhead costs and consolidate our back-office functions. We anticipate a $4 million benefit from these changes in 2008 and an annualized benefit of $6 million thereafter.

We are also in the process of reducing our facilities expenses by closing or downsizing more than a dozen administrative office locations that are not essential to serving our clients or meeting the needs and expectations of our employees.

And, perhaps most importantly, we’ve imposed strict operating policies and controls throughout the organization to help ensure that our costs stay in alignment with our business objectives moving forward.

3601 West 76th Street, Minneapolis, Minnesota 55435

Telephone  952.835.5900   Toll-Free  800.800.5044   Web www.analysts.com

Focusing on Business Development and Expanding our Services in Key Metro Markets

Our sales team and our consultants have worked hard over the years to develop intimate, long-term client relationships and establish a strong presence in key metro markets across the US. It is from these existing clients and markets that we expect to deliver improved financial performance in 2008 and beyond.

Reducing our operating expenses and divesting certain non-core assets will enable us to re-invest in our expansion strategy while at the same time making significant improvements to our profitability. Investments in 2008 will include expanding our sales and recruiting teams to further develop our higher-margin businesses and launching project-oriented IT consulting practices in some of our largest geographic markets throughout the US.

Attracting and Retaining Top Talent

This is a people-driven business. In order to be successful, we need the highest quality teams in place working together with a unity of purpose. That unity of purpose starts at the top with a high-caliber leadership team that can help guide the strategic transformation of our business. Over the past couple of months, we have installed experienced leaders with a proven track record of success in the IT industry.

Effective leadership is a requirement at all levels of the organization which is why we are also focused on developing our sales and recruiting teams and hiring billable consultants with elite skills and strong track records.

Aligning with our Technology Partners

Our business exists within an ecosystem of suppliers who provide technology to enable the transformation of our clients’ businesses. Our clients are constantly adopting new technologies and new ways of thinking about their businesses. In close partnership with Microsoft, Cisco, Lawson and other major partners, we will continue to develop deeper knowledge, more in-depth skills and more value-driven services that, in the end, enable us to better serve our clients.

In closing, I am pleased with the overall progress that’s been made to date, and I look forward to realizing our vision of sustained profitability and increased shareholder value in fiscal year 2008.

For more than 40 years, AIC has been serving the information technology needs of its clients and its communities. We are at an important juncture in the evolution of our business. Given the strength of our people, the commitment to change and the positive momentum around our plan, I believe AIC has a bright future.

On behalf of the Board of Directors, I would like to take this opportunity to thank our employees for their continuing dedication and hard work; our clients for choosing AIC to help them transform their businesses; and our shareholders for their confidence and support as we enter into what we believe will be an exciting new era for Analysts International Corporation.

Sincerely,

Elmer Baldwin

President & CEO

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This Shareholder Letter contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Statements made in the Shareholder Letter by the Company, or its President and CEO, Elmer Baldwin, regarding:  (i) returning the Company to sustained profitability in the second half of fiscal year 2008; (ii) our plan to improve operating results by, among other things, decreasing our non-sales overhead costs, consolidating administrative back-offices and their functions, improving our gross margin, expanding business with existing clients and exiting non-core or non-strategic areas of our business; (iii) planned investments in additional sales, recruiting, project management and consulting personnel; (iv) plans to expand our solutions consulting practices in key geographic markets and in certain vertical markets; and (v) our estimate of the annual savings provided by headcount reductions, back-office consolidation and cost-management initiatives, are forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which the Company or Mr. Baldwin expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) the risk that management may not fully or successfully implement planned investments, cost reductions and productivity improvements; (ii) lack of success in or advisability of efforts to capture growth opportunities, including geographic expansion of our solutions service offerings or expansion of more desirable areas of our business; (iii) the risk that we will be unable to exit non-core or less desirable areas of the business in a timely manner or on favorable terms; (iv) market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates and strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (v) our success at reducing employee-related costs without unduly disrupting the operations of our business; (vi) significant rapid growth or a significant loss in our business or significant lengthening of payment terms with a major client that creates a need for additional working capital; (vii) additional costs for severance-related costs, real-estate consolidation, additional transition costs or expected capital expenditures in 2008; and (viii) and other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements included in this Shareholder Letter are based on information available to the Company on the date of the letter. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements to reflect events or circumstances after the date of the letter or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

3601 West 76th Street
Edina MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ANALYSTS INTERNATIONAL CORPORATION

Notice is hereby given to the holders of the shares of Common Stock of Analysts International Corporation that the Annual Meeting of Shareholders of the Company will be held at the Sheraton Bloomington Hotel, 7800 Normandale Boulevard, Atrium 4, Bloomington, Minnesota 55439 on Wednesday, May 28, 2008 at 9:00 a.m. Central Daylight Time, to consider and act upon the following matters:

  1.
  To elect nine members to the Board of Directors.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm to examine the Company's accounts for the year ending January 3, 2009.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 3, 2008 will be entitled to vote at the meeting and adjournments of the meeting.

You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy in the enclosed envelope at once, or vote your shares over the Internet or telephone by following the instructions on the enclosed proxy card.

                      By the Order of the Board of Directors

                      Robert E. Woods
                       Secretary

April 9, 2008
Edina, Minnesota
(approximate date of mailing)

3601 West 76th Street
Edina, MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Outstanding Shares and Voting Rights

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form, for use at the 2008 Annual Meeting of Shareholders of the Company on May 28, 2008, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Shares will be voted in the manner directed by the shareholders through their proxies, Internet voting or telephone voting. As of the record date, April 3, 2008, there were 24,913,076 shares of common stock outstanding and entitled to be voted. Each share is entitled to one vote. Cumulative voting is not permitted.

Proxy cards that are signed by shareholders but lack any such specification will be voted in favor of the proposals as set forth herein. A shareholder giving a proxy may revoke it at any time before it is exercised by (a) delivering to the Secretary of the Company, at or prior to the meeting, a later dated duly executed proxy relating to the same shares, or (b) delivering to the Secretary of the Company, at or prior to the meeting, a written notice of revocation bearing a later date than the proxy. Any written notice or proxy revoking a previously submitted proxy should be sent to Analysts International Corporation, 3601 West 76th Street, Edina, Minnesota 55435, Attention: Robert E. Woods, Secretary.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted, including any shares held for those who own shares of common stock through the Analysts International Savings and Investment Plan.

The enclosed proxy card also serves as a voting instruction to the Trustee of the Analysts International Savings and Investment Plan for shares held in the Plan as of the record date, provided that instructions are furnished over the Internet or by telephone by 1:00 a.m. Central Daylight Time on May 28, 2008, or that the card is signed, returned, and received by the Trustee no later than May 27, 2008. If instructions are not received over the

Internet or by telephone by 1:00 a.m. Central Daylight Time on May 28, 2008, or if the signed proxy card is not returned and received by May 27, 2008, the shares in the Plan will be voted by the Trustee in proportion to the shares for which the Trustee receives timely voting instructions.

Directors will be elected by a favorable vote of a plurality of the common shares cast with respect to the election of directors. The affirmative vote of a majority of the common shares voting at the meeting is required for the ratification of the appointment of auditors.

All shares voted by proxy, including abstentions, will be counted in determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not affect the two proposals to be acted upon at the meeting.

Solicitation of Proxies

Solicitation will be conducted primarily by mail, and, in addition, directors, officers and employees of the Company may solicit proxies personally, by telephone or by mail at no additional compensation to them. The Company will reimburse brokerage houses and other custodians for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock. The Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist with solicitation of proxies from brokerage houses and other custodians who are record holders of shares owned beneficially by others, the estimated cost of which is $35,000 plus out-of-pocket expenses.

CORPORATE GOVERNANCE

The business affairs of the Company are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company's business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees, among other activities. The corporate governance practices that the Company follows are summarized below.

Director Independence and Board Meetings, Independent Board Committees and Committee Meetings, Other Corporate Governance Matters

Director Independence

  Majority Independent Board

The Company's Board of Directors is comprised of a total of nine members. Seven of the members are "independent" as defined by the rules and regulations of Nasdaq. The Nasdaq independence definition includes a requirement that our board also review the relationships concerning independence of each new director on a subjective basis. In accordance with that review, our board has made a subjective determination as to each independent director that no relationships exist that, in our board's opinion, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and by us with regard to each director's business and personal activities as they may relate to our business and our management.

Each of our directors, other than Elmer N. Baldwin, our President and Chief Executive Officer, and Michael J. LaVelle, our former President and Chief Executive Officer, qualifies as "independent" in accordance with Nasdaq rules. Messrs. Baldwin and LaVelle are precluded from being considered independent because they either are, or were, within the last three years, an executive officer of the Company. The current independent directors are: Brigid A. Bonner, Willard W. Brittain, Krzysztof K. Burhardt, Joseph T. Dunsmore, Michael B. Esstman, Margaret A. Loftus and Robb L. Prince.

  Nominee Independence

Each of the nominees, except Mr. Baldwin, proposed for election herein are "independent" as defined by the rules and regulations of Nasdaq.

Board Meetings

  Board Meetings

During the past fiscal year, the Board of Directors held six regular meetings. The Board of Directors took two actions without meeting during the fiscal year. Collectively, the incumbent directors attended 100% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

  Executive Sessions

The independent directors hold regularly scheduled executive sessions, generally in conjunction with regularly scheduled board meetings, but in no event less than two times per year, with Mr. Esstman acting as the lead director.

Independent Audit, Compensation and Nomination/Governance Committees

The Company has standing audit, compensation and nomination/governance committees.

Audit Committee

The members of the Audit Committee, all of whom are non-employee directors, are: Robb L. Prince (Chair), Willard W. Brittain and Michael B. Esstman. All of the members of the Audit Committee are "independent" as defined by the rules and regulations of Nasdaq. The Committee held four meetings during the past fiscal year, and Committee members consulted with one another on Committee matters between meetings. The Committee's purpose is to oversee the majority of the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities.

  Audit Committee Duties and Responsibilities

The Committee's responsibilities include: i) appointment, retention and compensation of the Company's independent registered public accounting firm; ii) review and approval of the scope of the annual audit as proposed by the independent registered public accounting firm; iii) review of the results of the annual audit and quarterly reviews conducted by the independent registered public accounting firm; iv) review and pre-approval of non-audit services to be rendered by the Company's independent registered public accounting firm; v) maintaining a system for anonymous reporting of accounting irregularities; and vi) considering recommendations of the independent registered public accounting firm regarding the Company's system of internal accounting controls and financial reporting.

The Committee's responsibilities also include conducting executive sessions with the external auditors, management, the Chief Financial Officer and internal audit staff as necessary, reviewing the performance of the external auditors and discharging them if necessary. The Company's independent registered public accounting firm always has direct access to Audit Committee members. The Committee is required to prepare and present an annual report to the Board as called for in the Committee's Charter. This Proxy Statement provides further information about the Audit Committee under the caption "Report of the Audit Committee."

The Audit Committee Charter, previously adopted and amended by the Company's Board of Directors, further describes the role of the Audit Committee in overseeing the Company's financial reporting process. The Charter is available free of charge in the Investor Relations section of the Company's website at www.analysts.com.

  Audit Committee Financial Expert

The Board of Directors has determined that Michael Esstman is an "audit committee financial expert" as defined by the Securities and Exchange Commission. Mr. Esstman is the general partner of Esstman Investments Ltd., a partnership that makes and manages investments. Mr. Esstman retired as Senior Vice President of GTE International Telecom Services, GTE Corporation. Prior to serving as Senior Vice President at GTE, Mr. Esstman was Executive Vice President, Customer Segments, at GTE Domestic Telephone Operations from 1995 to 1997 and held various positions, including Controller and President Eastern Region at Contel, Inc., prior to Contel's acquisition by GTE. He has been a director of Analysts International since December 2002 and is the Chair of the Compensation Committee and the Board's Lead Director. Mr. Esstman's responsibilities at GTE and Contel required an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

Mr. Esstman's duties at GTE and Contel also required him to analyze and evaluate financial statements and to supervise one or more people in the preparation, audit, analysis or evaluation of financial statements. The Board of Directors has concluded that the complexity of the accounting issues raised by Mr. Esstman's duties at GTE and Contel, as well as his significant experience as an active member of the investment community, presents a breadth and level of complexity of accounting issues generally comparable to those raised by Analysts International's financial statements. Mr. Esstman's past experience on the Analysts International Audit Committee has provided him with an understanding of internal controls and procedures for financial reporting and audit committee functions.

Compensation Committee

The Compensation Committee is comprised of four non-employee directors who are "independent" as defined under the rules and regulations of Nasdaq. The members of the Compensation Committee are: Michael B. Esstman (Chair), Brigid A. Bonner, Willard W. Brittain and Margaret A. Loftus. The Committee held six regular meetings and took action on stock option grants at regular board or committee meetings. The Committee took action without meeting twice during the fiscal year. Committee members also consulted with one another on Committee matters during the year.

A copy of the Compensation Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of Committee, is available free of charge in the Investor Relations section of the Company's website at www.analysts.com.

  Overview and Responsibilities

The Compensation Committee is responsible for establishing, implementing and monitoring our compensation philosophy and the compensation program for our Chief Executive Officer and approves the compensation programs of the other executive officers named in the Summary Compensation Table beginning on page 17. The Committee's responsibilities include matters relating to the compensation policies with respect to employee stock programs, employee benefit plans and senior management/executive compensation programs. The Committee monitors management compensation for consistency with corporate objectives and shareholders' interests. It approves the annual salaries and incentive plans for executive officers, monitors and administers retirement plans for executive officers, grants options under the Company's employee stock plans, and oversees and monitors compensation plans for other key management positions. In conjunction with its duties relating to annual executive compensation, the Committee conducts a performance review of the Chief Executive Officer and reviews information setting forth each executive's base salary, potential incentive cash compensation and equity-based compensation. The Committee's review may also include the executives' realized compensation from the prior year, the current year compensation and potential compensation for the coming year. The review may include the executives' performance-based bonuses, if any, for the prior year and current year, and would take into consideration such bonuses when determining performance goals for the coming year. The Committee also establishes director compensation.

From time to time, the Committee has directly engaged, as warranted in the judgment of the Committee members, the services of a global human resources consulting firm to advise and assist the Committee with the compensation of our executives. The Committee has used consultant services to assist in evaluating, updating and restructuring our deferred compensation plan, reviewing our executive compensation philosophy and reviewing and advising as to the base salary, long-term incentive, total cash, total direct compensation and payments under a change in control for the Chief Executive

Officer and the other executives named in the Summary Compensation Table beginning on page 17. The Committee has also used the services of the consultants to review director compensation.

  Compensation Philosophy

As a diversified IT services company, we operate in a highly competitive industry. Attracting, retaining and motivating talented executives who will drive our marketplace success is a critical component of our ongoing financial performance. Because of this, our Committee believes that our compensation program should be designed with a dual purpose: to provide a level of total compensation required to attract and retain talented and experienced key executives and to provide rewards to motivate individual performance in a manner designed for us to achieve long-term success and earnings growth. Specifically, the Committee seeks to:

  /*/
  provide a total compensation package comprised of base salary and performance-based annual and long-term incentives that are competitive with compensation packages and practices of those peer group companies with which we compete for talent as well as IT services companies in general;

  /*/
  condition a significant portion of executive compensation upon the achievement of our pre-established financial objectives and, if specified by the Committee, upon an executive's individual contribution to the accomplishment of those objectives;

  /*/
  align executive compensation with the interests of our shareholders by providing long-term compensation through stock incentives contingent upon meeting financial performance objectives; and

  /*/
  continue to focus on good corporate governance procedures in the establishment of compensation packages and allocation of compensation to employees.

  Setting Executive Compensation; Role of Executive Officers

In making decisions with respect to each element of executive compensation, the Committee takes into consideration the impact of the total value of the compensation elements for each executive and all executives as a group with the assistance of compensation consultants as the Committee deems necessary. The Committee from time to time examines the compensation practices of our peer companies representing companies with which we believe we compete in recruiting executive talent. In addition to reviewing compensation levels against those of our peers, our Committee has considered or may consider compensation data from other sources such as proprietary compensation surveys of our compensation consultant, surveys of other human resources consulting firms, information from our internal human resources personnel and other publicly available data.

The Committee meets both in executive session and with the Chief Executive Officer to deliberate and act on compensation matters. In making its compensation decisions, the Committee will consider the input and recommendations from its Chief Executive Officer and the Company's human resources department concerning compensation matters of the Chief Executive Officer as well as other officers, including base salary, cash incentives, stock option and restricted stock awards and severance and change in control arrangements.

Nomination/Governance Committee

The Nomination/Governance Committee is comprised of four non-employee directors who are "independent" as defined under the rules and regulations of Nasdaq. The current members of the Committee are Margaret A. Loftus (Chair), Brigid A. Bonner, Michael B. Esstman and Robb L. Prince. The Committee held four regular meetings during the fiscal year and took one action without meeting during the fiscal year. Committee members consulted with one another on Committee matters throughout the year.

  Nomination/Governance Committee Duties and Responsibilities

The Committee is responsible for: i) developing, reviewing and revising the Company's corporate governance standards, and codes of conduct; ii) policies and processes for evaluation of all Board members and the chairperson, election or reelection of Board members and succession planning; iii) reviewing the skills composition of the Board and making recommendations based thereon; iv) overseeing organization, membership and evaluation of Board committee members; and v) overseeing the Company's related party transactions policy. In addition, the Committee also meets or communicates as necessary to consider the nomination and screening of the Board candidates and the performance of Board members.

A copy of the Nomination/Governance Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of Committee, is available free of charge in the Investor Relations section of the Company's website at www.analysts.com.

  Policies Concerning Nomination Process

The Nomination/Governance Committee believes that in general candidates for directors should have certain minimum qualifications, including possessing the ability to read and understand basic financial statements; being under 72 years of age (except those directors already serving on the Board prior to December 13, 2002); having experience with the Company's business and industry or experience in general business practices; having high moral character and mature judgment; being an independent thinker while also being able to work collegially with others; and not currently serving on more than four Boards of public companies. The Nomination/Governance Committee reserves the right to modify these minimum qualifications from time to time.

The Nomination/Governance Committee will consider those candidates for nomination as a director recommended by shareholders, directors, third party search firms engaged by the Company and other sources. In evaluating director nominees, the Committee considers the following factors: i) the appropriate size and the diversity of the Company's Board of Directors; ii) the needs of the Board with respect to the particular talents and experience of its directors; iii) the knowledge, skills and experience of nominees, including experience in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; iv) familiarity with domestic and international business matters;

v) experience with accounting rules and practices; vi) appreciation of the relationship between the Company's business and changes in the Company's industry and business in general; and viii) the desire to balance the considerable benefit of board continuity with the periodic injection of the fresh perspective provided by new members. Other factors to be considered may include a history of supporting and instituting change in company culture, business processes, infrastructure or financials; experience with strategic planning; analytical skills; a history of achieving results and success as an executive; current connection to the business world, especially in geographic areas where the Company operates; and experience in the Company's industry, finance, marketing, management, technology, a public company or corporate transactions.

A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Company at the address below. Notice of a recommendation must include the name and address of the shareholder making the recommendation and the class and number of shares such shareholder owns. With respect to the person being recommended, the shareholder should include the recommended person's name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of the employer's business, the number of shares beneficially owned by the recommended person, whether such person can read and understand basic financial statements, and board membership, if any.

The Nomination/Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

Analysts International Corporation
ATTN: Corporate Secretary
3601 West 76th Street
Edina, MN 55435

Other Corporate Governance Matters

  Attendance at Annual Shareholders Meeting

The Company expects directors to attend the Annual Shareholders Meeting and has adopted a formal policy that all directors attend the Annual Meeting. The policy also provides that, in the event that a director is unable to attend the Annual Meeting, the director must send a written notice at least ten (10) days prior to such meeting, or as soon as practicable in the event of sudden or emergent circumstances. All of our Board members attended the 2007 Annual Shareholders Meeting except Mr. Esstman who was not present due to an unavoidable travel delay.

  Code of Ethical Business Conduct and Code of Ethics for Senior Financial Executives

The Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees of the Company and a Code of Ethics for Senior Financial Executives (collectively "Codes of Ethics"). The Codes of Ethics are publicly available free of charge in the Investor Relations section of the Company's website at www.analysts.com. If any substantive amendments to the Codes of Ethics are made or a waiver granted to the Company's executive officers, including any implicit waiver, from a provision of the Codes of Ethics, the Company will disclose the nature of such amendments or waiver on the Company's website at www.analysts.com or in a report on Form 8-K.

  Communications with the Board

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Corporate Secretary, Analysts International Corporation, 3601 West 76th Street, Edina, MN 55435. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

  Certain Relationships and Related Party Transactions

The Securities and Exchange Commission has specific disclosure requirements covering certain types of transactions that we engage in with our directors, executive officers or other specified parties. With regard to Securities and Exchange Commission rules, in fiscal year 2007, we engaged in a transaction whereby Mr. Baldwin rendered consulting services for which we paid him $209,419 in fees from June 11, 2007 to October 31, 2007 after which he was appointed President and Chief Executive Officer on November 1.

We did not, in fiscal year 2006, engage in any transaction, or series of similar transactions, nor do we have any currently proposed transaction, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our common stock or members of their immediate family had, or will have, a direct or indirect material interest. In addition, no officer, director or beneficial owner of 5% of our common stock has been indebted to us in fiscal years 2007 or 2006.

We have had no transactions with promoters during the past five fiscal years. We have no parent company who owns any portion of the Company's common stock.

PROPOSAL NUMBER ONE

Election of Directors

Nominees

The Bylaws of the Company provide that the Board of Directors shall consist of seven or more directors. The Nomination/Governance Committee recommended to the Board the following persons to be elected as directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below. Mr. Baldwin recommended Messrs. Dunsmore and Borgstrom for consideration by the Nomination/Governance Committee for election to the Board of Directors. Deloitte & Touche LLP, the Company's external auditors, recommended Messrs. Johnson and Neve for consideration by the Nomination/Governance Committee for election to the Board of Directors. Each of the four were also reviewed and considered by a third-party search firm as part of a process that included identifying and interviewing several individuals for consideration for election to the Board of Directors.

Elmer N. Baldwin,  47,
is the President and Chief Executive Officer of the Company. Mr. Baldwin was the principal of Nutmann Baldwin Consulting, a business advisory firm, from April 2006 until joining the Company in November 2007. From January 2006 through April 2006, Mr. Baldwin served as a Senior Vice President at Fujitsu Consulting, the North American information technology consulting services business of Fujitsu, a $41 billion worldwide IT services and products company. Prior to his position at Fujitsu Consulting, Mr. Baldwin served first as the acting Chief Executive Officer at BORN Information Services, Inc. ("BORN"), a $60 million per year information technology services company, from July 2003 until January 2004. From January 2004 until January 2006, Mr. Baldwin was the Chairman and Chief Executive Officer of BORN after its acquisition by Fujitsu Consulting in May 2005. From June 2002 until December 2003, Mr. Baldwin was President and Chief Operating Officer/Partner at Manchester Companies, a private investment banking, corporate renewal and management advisory services firm specializing in working with distressed companies. He has been a member of the Board of Directors since his appointment in December 2007.

Brigid A. Bonner,  47,
is the former Senior Vice President, Strategy and Planning for OptumHealth, an operating group within UnitedHealth Group Inc. ("United"), a $75 billion per year, diversified health and well-being company, where she was employed from January 2003 until November 2007. From 2003 to 2005, she was Senior Vice President and CIO of United Health Technologies, United's enterprise-wide information technology organization. Prior to joining United, Ms. Bonner was Chief Information Officer and Chief Marketing Officer at SimonDelivers.com, an online home grocery delivery company, from 2000 until late 2002. Prior to that, Ms. Bonner held executive positions at Target Corporation and IBM. She has been a director since April 2006. She is a member of the Compensation and Nomination/Governance Committees.

Andrew K. Borgstrom,  46,
has been the Chief Executive Officer of RapiDemand Corp., a company that assists businesses in developing and implementing growth strategies through mergers and acquisitions, capital raises and strategic consultation, since 2004. Previously, Mr. Borgstrom served as the Chief Executive Officer of T-Systems, Inc., a technology services company, from 2001 to 2004. He has served as CEO for a number of technology companies, including Debis IT North America and Technology Asset Management. He is standing for election to the Company's Board of Directors for the first time.

Willard W. Brittain,  60,
has been the Chairman and Chief Executive Officer of Professional Resources on Demand (Preod), an executive search company since 2002. Prior to joining Preod, he was the Chief Operating Officer of PricewaterhouseCoopers LLP and PwC Consulting from 1996 to 2002. Mr. Brittain is also a director of Perini Corporation and DaVita Corporation. He has been a director since April 2005 and is a member of the Audit and Compensation Committees.

Krzysztof K. Burhardt,  65,
is the Chair of the Board of Directors. Since 2000, he has been a partner at Clotho & Associates, a firm specializing in the identification of technical and business ventures. Dr. Burhardt was Vice President Technology at Honeywell International and Honeywell Inc. from May 1998 to August 2000. Previously, he served as Vice President and Chief Technology Officer at Imation Corporation, a data storage products company, and Vice President, R&D at 3M, a worldwide diversified technology company. He has been a director since December 2002.

Joseph T. Dunsmore,  49,
is the President and Chief Executive Officer of Digi International, Inc., a capacity in which he has served since 1999. Mr. Dunsmore also serves as the Chairman of the Board of Digi International. Mr. Dunsmore has served on Analysts International Corporation's Board of Directors since January 2008. He is standing for election to the Board of Directors for the first time.

Michael B. Esstman,  61,
has been general partner of Esstman Investments, Ltd. since 2002 and previously served as Senior Vice President, GTE International Telecom Services at GTE Corporation, a telecommunications company. He also served as Executive Vice President, Customer Segments, GTE Domestic Telephone Operations. He has been a director since December 2002. He is the Chair of the Compensation Committee, a member of the Audit and Nomination/Governance Committees and is the Board's Lead Director.

Galen G. Johnson,  61,
is the Corporate Vice President and Controller at Cargill, Inc., an international provider of food, agricultural and risk management products and services, a position he has held since 1998. Mr. Johnson previously served as Cargill's Vice President and Director of Worldwide Audit and Controller for Cargill's Salt Division. He is standing for election to the Company's Board of Directors for the first time.

Douglas C. Neve,  52,
was the Executive Vice President and Chief Financial Officer at Ceridian Corporation, a business services company focusing on human resource management and solutions and credit and debit card processing principally for the retail and transportation industries, from February 2005 to March 2007. Prior to Ceridian Corporation, Mr. Neve was a partner at the public accounting firm of Deloitte & Touche LLP from May 2002 to February 2005. He is also a director at Allete, Inc. Mr. Neve is standing for election to the Company's Board of Directors for the first time.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership by Principal Shareholders

The table below sets forth certain information, as of April 3, 2008, as to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned
		Percent of Class

Bank of America Corporation 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	2,263,200 (1)	9.08%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,398,728 (2)	5.61%
Heartland Advisors, Inc. 789 Water Street Milwaukee, WI 53202	2,300,000 (3)	9.23%
Koosharem Corporation 3820 State Street Santa Barbara, CA 93105	1,318,771 (4)	5.29%

(1)
Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A., Columbia Management Group, LLC and Columbia Management Advisors, LLC ("BOA," "NB," "BOANA," "CMG" and "CMA," respectively) have shared voting and dispositive power over the shares. As reported in their Schedule 13G Amendment dated February 5, 2008, BOA has shared voting power over 1,565,850 of the shares and shared dispositive power over 2,263,200 of the shares. NB has shared voting power over 1,565,850 of the shares and shared dispositive power over 2,263,200 of the shares. BOANA has shared voting power over 1,565,850 of the shares and shared dispositive power over 2,263,200 of the shares. CMG has shared voting power over 1,565,850 of the shares and shared dispositive power over 2,263,200 of the shares. CMA has sole voting power over 1,565,850 of the shares, sole dispositive power over 2,252,000 of the shares and shared dispositive power over 11,200 of the shares.

(2)
As reported in its Schedule 13G Amendment dated February 6, 2008, Dimensional Fund Advisors LP ("Dimensional") has sole voting and dispositive power over all of the shares as an investment advisor to four investment companies and as investment manager to certain other commingled group and separate accounts (the "Funds"); however, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)
As reported in its Schedule 13G Amendment dated February 8, 2008, Heartland Advisors, Inc. ("Heartland"), an investment advisor, and William J. Nasgovitz have shared voting and dispositive power over all of the shares. Heartland and Mr. Nasgovitz disclaim beneficial ownership of such securities.

(4)
Koosharem Corporation, Sorenson Trust, D. Stephen Sorenson, Shannon P. Sorenson ("Koosharem," "Sorenson Trust," "Stephen Sorenson," and "Shannon Sorenson," respectively) have shared voting and dispositive power over the shares. As reported in their Schedule 13D dated February 1, 2008, Koosharem has shared voting power over 1,080,900 of the shares and shared dispositive power over 1,080,900 of the shares. Sorenson Trust, Stephen Sorenson and Shannon Sorenson each have shared voting power over 1,318,771 of the shares and shared dispositive power over 1,318,771 of the shares.

Beneficial Ownership by Management

The table below sets forth certain information, as of April 3, 2008, regarding the beneficial ownership of the outstanding shares held by directors and director nominees, named executive officers in the Summary Compensation Table, and executive officers and directors as a group.

	Common Shares Owned on April 3, 2008(1)	Acquirable Within 60 Days(2)	Total Ownership	Percent Of Class
Name

Jeffrey P. Baker(3)	489,058	0	489,058	1.96%
Elmer N. Baldwin	5,030	125,000	130,030	*
Brigid A. Bonner	8,000	4,000	12,000	*
Andrew K. Borgstrom	0	0	0	*
Willard W. Brittain	14,000	10,000	24,000	*
Krzysztof K. Burhardt	22,000	27,000	49,000	*
Colleen M. Davenport	3,010	0	3,010	*
Joseph T. Dunsmore	1,000	0	1,000	*
Michael B. Esstman(4)	21,000	26,000	47,000	*
Galen G. Johnson	0	0	0	*
Michael J. LaVelle	226,271	2,000	228,271	*
Margaret A. Loftus(5)	10,085	50,000	60,085	*
Douglas C. Neve	0	0	0	*
Robb L. Prince(6)	19,475	50,000	69,475	*
Michael W. Souders	16,175	44,000	60,175	*
David J. Steichen	0	0	0	*
All Directors and Executive Officers as a group (16 persons)	835,104	338,000	1,173,104	4.71	(7)%

*
Less than one percent.

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above.

(2)
Shares that can be purchased by exercising stock options which were exercisable, or will become exercisable within 60 days, of the record date.

(3)
Mr. Baker employment as President and Chief Executive Officer terminated May 15, 2007. Numbers provided for Mr. Baker's ownership of stock are based on information known to the Company at the time of his employment termination.

(4)
Mr. Esstman's total includes 1,000 shares owned by the Esstman Investment Ltd. partnership of which he is a 1% owner and his children are 99% owners.

(5)
Ms. Loftus' total includes 535 shares owned by an adult child and of which she disclaims beneficial ownership.

(6)
Mr. Prince's total includes 10,475 shares owned by him as trustee and over which he has sole voting and investment power.

(7)
Total ownership by management is approximately 3.65% of the outstanding shares. Mr. Baker owns 1.96% of the total outstanding shares. No other executive officer or director owns more than 1% of the total outstanding shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

(a)	(b)	(c)			(d)		(e)			(f)			(g)		(h)		(i)			(j)
Name and Principal Position	Year	Salary ($)			Bonus ($)		Stock Awards(1) ($)			Option Awards(2) ($)			Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation on Earnings(3) ($)		All Other Compensation ($)			Total ($)
Elmer N. Baldwin(4) President & Chief Executive Officer	2007 2006	$ $	64,038 0		$ $	0 0	$ $	0 0		$ $	91,901 0	(5)	$ $	0 0	$ $	5 0	$ $	221,987 0	(6)	$ $	377,931 0
Michael W. Souders Senior V.P.—Solutions	2007 2006	$ $	220,000 221,608		$ $	80,000 0	$ $	0 0		$ $	3,702 0	(7)	$ $	0 0	$ $	6 0	$ $	27,580 24,488	(8) (9)	$ $	331,288 246,096
Michael J. LaVelle(10) Interim President & Chief Executive Officer	2007 2006	$ $	238,846 106,973	(11) (12)	$ $	0 0	$ $	139,506 68,061	(13) (14)	$ $	4,043 0	(15)	$ $	0 0	$ $	0 0	$ $	12,808 30,826	(16) (17)	$ $	395,203 205,860
Jeffrey P. Baker(18) Former President & Chief Executive Officer	2007 2006	$ $	156,956 408,385	(19)	$ $	0 0	$ $	690,206 260,618	(20) (22)	$ $	0 151,789	(23)	$ $	0 0	$ $	1,339 560	$ $	170,318 98,401	(21) (24)	$ $	1,018,819 919,753
Colleen M. Davenport(25) Former Secretary & General Counsel	2007 2006	$ $	219,808 212,423	(26)	$ $	0 0	$ $	0 0		$ $	0 0		$ $	0 0	$ $	1,824 970	$ $	316,533 40,397	(27) (28)	$ $	538,165 253,790
David J. Steichen(29) Former Chief Financial Officer	2007 2006	$ $	219,808 212,423	(30)	$ $	0 0	$ $	0 0		$ $	0 0		$ $	0 0	$ $	946 406	$ $	311,428 35,597	(31) (32)	$ $	532,182 248,426

(1)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 29, 2007 and December 30, 2006, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in footnote A to our audited financial statements for the fiscal years ended December 29, 2007 and December 30, 2006 included in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008 and March 15, 2007. During fiscal year 2007, the following forfeitures of restricted stock awards with performance-based vesting occurred: Mr. Souders—2,368; Ms Davenport—2,288; and Mr. Steichen—2,288.

(2)
The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 29, 2007 and December 30, 2006 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in footnote A to our audited financial statements for the fiscal years ended December 29, 2007 and December 30, 2006 included in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008 and March 15, 2007. During fiscal year 2007, the following forfeitures of option awards with performance-based vesting occurred: Mr. Souders—4,743; Ms. Davenport—4,582; and Mr. Steichen—4,582.

(3)
Earnings under the Company's nonqualified deferred compensation plan (referred to by the Company as the "Restated Special Executive Retirement Plan," hereinafter "Restated SERP" or the "Plan") attributable to above-market earnings are reported for each executive, as and if applicable. The interest rate for the Plan does not vary. Above-market earnings are those earnings that exceeded 120% of the applicable federal long-term rate at the rate with compounding corresponding most closely to the rate under the Company's Plan at the time the interest rate was set.

(4)
Mr. Baldwin was appointed President and Chief Executive Officer effective November 1, 2007. Prior to his appointment, he was a consultant to the Company from June 11, 2007 to October 31, 2007.

(5)
This amount represents charges recognized for the stock option granted to Mr. Baldwin on November 1, 2007 upon commencement of his employment.

(6)
Mr. Baldwin's fiscal year 2007 compensation includes $209,419 in fees for consulting services rendered prior to his appointment as President and Chief Executive Officer, $11,826 for contribution accruals by the Company for Mr. Baldwin plus the earnings not at above-market interest rates under the Company's deferred compensation plan, $580 for medical expenses paid as provided in Mr. Baldwin's employment agreement, $114 for group term life insurance premiums and $48 for extended long-term disability coverage premiums (provided to all employees).

(7)
This amount represents charges recognized for portions of a fiscal year 2007 option grant still eligible to vest in fiscal 2008 and fiscal 2009 if performance objectives are met.

(8)
Mr. Souders' fiscal year 2007 compensation included an automobile allowance of $20,400, $4,160 for contribution accruals by the Company plus earnings not at above-market interest rates under the Company's deferred compensation plan, $1,227 in various club dues, $1,518 for group term life insurance premiums and $275 for extended long-term disability coverage premiums (provided to all employees).

(9)
Mr. Souders' fiscal year 2006 compensation included an automobile allowance of $20,400, $2,363 in golf club dues, $1,489 for group term life insurance premiums and $236 in extended long-term disability coverage premiums (provided to all employees).

(10)
Mr. LaVelle was our Chief Executive Officer until December 31, 2005 when he retired from that position. He served as interim President and Chief Executive Officer from February 14, 2007 to November 1, 2007. We compensated him for his services as a member of our Board of Directors during 2007 only when not employed by the Company. Board fees paid in 2007 are reported in the All Other Compensation column.

(11)
The amount represents Mr. LaVelle's salary as interim President and Chief Executive Officer from February 14, 2007 through November 1, 2007.

(12)
In fiscal year 2006, Mr. LaVelle was paid $106,973 for his continued employment to transition his duties and to provide advisory services after retirement from his position as Chief Executive Officer at the end of 2005.

(13)
Fiscal year 2007 stock awards were comprised of: $1,910 for a fully vested award of 1,000 shares of the Company's common stock while Mr. LaVelle was serving only as a board member; $97,000 for a fully vested award of 50,000 shares of the Company's common stock after Mr. LaVelle's appointment as interim President and Chief Executive Officer; and $40,596 for the partial vesting of restricted stock granted to Mr. LaVelle in 2004.

(14)
Fiscal year 2006 compensation stock awards were $68,061 for partial vesting of a restricted stock award made in fiscal year 2004.

(15)
Fiscal year 2007 compensation stock option charges were $4,043 for January 2007 for stock options granted to Mr. LaVelle while serving solely as a board member.

(16)
All Other Compensation paid in fiscal year 2007 includes $6,321 for use of a company-leased vehicle while serving as interim President and Chief Executive Officer, $3,727 in medical premiums paid for retired executives, board fees of $2,667 and $93 in miscellaneous payments.

(17)
All Other Compensation in fiscal year 2006 was $26,000 in board fees, company-leased automobile expenses of $3,193, $689 in miscellaneous payments, $805 in life insurance premiums and $139 in extended long-term disability premiums (provided to all employees).

(18)
Mr. Baker's employment termination date was May 14, 2007.

(19)
Mr. Baker's base salary in 2006 includes a base salary reduction in 2005 restored by the Compensation Committee in 2006 after attainment of certain performance criteria.

(20)
The amount reported represents the charge recognized by the Company for vesting of restricted stock awards upon Mr. Baker's termination of employment.

(21)
Fiscal year 2007 All Other Compensation includes $169,860 of a $171,199 payment to Mr. Baker in November 2007 pursuant to the Company's deferred compensation plan, $279 in group term life insurance premiums and $179 in extended long-term disability premiums (provided to all employees). The remaining $1,339 of the $171,199 payment appears in the Nonqualified Deferred Compensation Earnings Column for fiscal year 2007 above-market interest.

(22)
The amount reported represents charges the Company recognized in accordance with FAS 123R in fiscal year 2006 for partial vesting of restricted stock awards to Mr. Baker in fiscal years 2004 and 2006.

(23)
The amount reported represents charges the Company recognized in accordance with FAS 123R in fiscal year 2006 for partial vesting of stock options granted to Mr. Baker in fiscal years 2004 and 2006.

(24)
Fiscal year 2006 All Other Compensation includes $84,761 for contribution accruals plus the earnings not at above-market interest rates under the Company's deferred compensation plan, country club fees of $7,189, company-leased automobile expenses of $5,237, $420 in extended long-term disability coverage premiums (provided to all employees) and life insurance premiums of $794.

(25)
Ms. Davenport's employment with the Company terminated on January 31, 2008.

(26)
Ms. Davenport's base salary in 2006 includes a base salary reduction in 2005 restored by the Compensation Committee in 2006 after attainment of certain performance criteria.

(27)
Ms. Davenport's fiscal year 2007 All Other Compensation includes an amount of $272,000 in severance charges accrued by the Company in 2007 and payable to Ms. Davenport in 2008, $43,610 for contribution accruals plus the earnings not at above-market interest rates under the Company's deferred compensation plan, group term life insurance premium contributions of $660 and $263 in extended long-term disability premiums (provided to all employees).

(28)
Ms. Davenport's fiscal year 2006 All Other Compensation includes $39,750 for contribution accruals plus the earning not at above-market interest rates under the Company's deferred compensation plan and group term life insurance premium contributions of $647.

(29)
Mr. Steichen's employment with the Company terminated on March 14, 2008.

(30)
Mr. Steichen's base salary in 2006 includes a base salary reduction in 2005 restored by the Compensation Committee in 2006 after attainment of certain performance criteria.

(31)
Mr. Steichen's fiscal year 2007 All Other Compensation includes $272,000 in severance charges accrued by the Company in 2007 and payable to Mr. Steichen in 2008 and $38,505 for contribution accruals plus the earnings not at above-market interest rates under the Company's deferred compensation plan, group life insurance premium contributions of $660, and $263 in extended long-term disability premiums (provided to all employees).

(32)
Mr. Steichen's fiscal year 2006 All Other Compensation includes $34,950 for contribution accruals plus the earnings not at above-market interest rates under the Company's deferred compensation plan and group term life insurance premium contributions of $647.

Narrative Disclosure of Executive Compensation and Additional Disclosures

The principal components of compensation for our executives are: (1) base salary; (2) performance-based cash incentive payments (sometimes referred to as "annual incentives"); (3) long-term incentive compensation; (4) non-qualified deferred compensation benefits; and (5) perquisites and other personal benefits. Information concerning the foregoing, the material terms of our named executive officers' employment agreements or arrangements and their fiscal year 2007 compensation and the material terms of plans providing for payments of retirement benefits or payments in connection with resignation, retirement or other termination or change in control follows.

Employment Agreements/Arrangements

Elmer N. Baldwin

  Term; Base Salary; Cash (Non-Equity) and Long-Term (Equity) Incentives

Elmer N. Baldwin is the Company's President and Chief Executive Officer. His employment agreement with us provides for an initial term from November 1, 2007 through October 31, 2010 and automatically renews at the end of the initial term, subject to nonrenewal requiring at least 90 days' notice. The agreement provides for a minimum base salary of $450,000 annually. In 2007, prior to his employment as President and Chief Executive Officer, Mr. Baldwin provided consulting services to the Company for which he received $209,419.

Mr. Baldwin's employment agreement further provides that he is eligible to earn incentive cash compensation between 30% and 70% of base salary contingent upon achievement of performance objectives set by the Compensation Committee on an annual basis and as further outlined below beginning on page 28. Mr. Baldwin's agreement also provides for long-term incentive compensation in the form of stock options or restricted shares as determined in the sole discretion of the Compensation Committee.

  Stock Options

Mr. Baldwin's employment agreement provided that upon commencement of employment, Mr. Baldwin would be granted 500,000 options to purchase shares of the Company's common stock. On November 1, 2007 the Company granted Mr. Baldwin those options at an exercise price of $1.65 per share. Twenty-five percent (125,000) of the options vested immediately, and the remainder vests in equal increments of 125,000 on the anniversary date of the option grant in each of the three subsequent years. The options have a ten-year term and expire in 2017. The options remain exercisable for three months after termination of employment. Acceleration of the unvested portion of the options can occur if a change in control of the Company occurs on or after May 1, 2009.

  Deferred Compensation

Mr. Baldwin is a participant in the Company's Restated SERP (nonqualified deferred compensation plan), the material terms of which are further outlined below beginning on page 30. The amount of $11,826, representing the change in value plus the earnings that were not above-market, incurred by the Company in fiscal year 2007 are included in the All Other Compensation column for Mr. Baldwin's compensation in the Summary Compensation Table beginning on page 17.

Additionally, above-market earnings in the amount of $5.00 were accrued by the Company for Mr. Baldwin and are reported in the Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table.

  Additional Benefits

Mr. Baldwin's employment agreement provides for reimbursement of the full cost for family health insurance coverage, including co-pay and deductible amounts for Mr. Baldwin and family members who are covered by our health insurance plans. During fiscal year 2007, the Company reimbursed Mr. Baldwin for $580 in uncovered medical expenses, co-pays or deductible amounts.

  Termination, Severance and Change of Control

    Termination for cause

The Company may terminate Mr. Baldwin's employment for cause by written notice, after which Mr. Baldwin has 15 days to cure the event to the reasonable satisfaction of the Board of Directors. In the event of a termination for cause, the Company is not obligated to pay any form of severance or other compensation to Mr. Baldwin.

    Termination without cause or by resignation for good reason

Mr. Baldwin's employment agreement contains certain severance and change of control payment provisions. The Company may terminate Mr. Baldwin's employment without cause on 30 days' notice, and Mr. Baldwin may resign if he believes good reason to resign exists but most allow the Company 15 days to cure the circumstances giving rise to the good reason to resign. In either of the foregoing situations (unless the Company cures the circumstances giving rise to good reason to resign), after termination of employment, Mr. Baldwin will continue to receive his base salary for a period of 12 months (providing he signs a release of all claims against the Company) and reimbursement for up to six months of the premiums for continued medical insurance premiums.

    Change of control

Mr. Baldwin and the Company are parties to a Change of Control Agreement which provides that upon a change of control and subsequent termination of his employment, Mr. Baldwin will receive a lump sum payment equal to one and one-half times his base salary. Mr. Baldwin's employment agreement additionally provides that, if within the six months after a change of control Mr. Baldwin resigns, he has the right to receive his base salary for a period of 12 months (providing he signs a release of all claims against the Company) and reimbursement for up to six months of the premiums for continued medical insurance.

  All Other Compensation

Aside from amounts discussed in the Deferred Compensation and Additional Benefits sections for Mr. Baldwin, All Other Compensation other compensation for fiscal year 2007 included $209,419 in fees for consulting services rendered prior to his appointment as President and Chief Executive Officer, $114 for group term life insurance premiums and $48 for extended long-term disability coverage premiums (provided to all employees).

Michael W. Souders

  General Provisions; Base Salary; Automobile Allowance; Cash Incentive Compensation

Michael W. Souders is the Senior Vice President of the Company's Solutions practice. In fiscal year 2007, his annual salary was $220,000, and his letter agreement with the Company provides for an automobile allowance of $1,700 per month. He is eligible to participate in our annual cash incentive compensation plan as adopted by the Compensation Committee and as further outlined on page 28 below.

  Termination; Severance and Change in Control Arrangements

Mr. Souders' agreement with us contains no definite term of employment and may be terminated at any time for any reason. The agreement further provides that if we terminate his employment for any reason other than cause, or if Mr. Souders terminates his employment for good reason (including a change in the control of the Company or his death), he is entitled to payment of a lump sum equal to his annual base salary effective on January 1, 2006 ($220,000) plus a taxable payment equal to one year of our portion of Mr. Souders' medical coverage.

  Bonus Arrangement

In March 2007, the Company agreed that if the Company's Solutions practice achieved certain performance criteria in fiscal year 2007, Mr. Souders would be eligible to receive a 2% payment on achieving a range of certain contribution margin amount in the Company's solutions business. Mr. Souders received $80,000 in payments under this payment structure in 2007.

  Restricted Stock Award/Stock Option Grant

In 2007, Mr. Souders received a stock award of 7,104 restricted shares and a stock option to purchase 14,229 shares of our common stock pursuant to the equity-based long-term incentive compensation plan adopted by the Compensation Committee. Further details of the plan are outlined below in the section entitled "Long-Term (Equity) Incentive Compensation" beginning on page 29.

Due to the Company not achieving the performance-based objectives required for the fiscal year 2007 portion of vesting, 2,368 shares of the stock award and 4,743 of the options to vest for fiscal year 2007 objectives were forfeited. The amount recognized by the Company in its fiscal year 2007 financial statements under FAS 123R for Mr. Souders was $3,702 and represents charges for portions of the option grant still eligible to vest for fiscal years 2008 and 2009 if performance objectives are met. If performance objectives are met in fiscal years 2008, 2,368 shares will vest on January 3, 2009, and if performance objectives are met in fiscal year 2009, 2,368 shares will vest on January 3, 2010.

  Deferred Compensation

Mr. Souders is a participant in the Company's Restated SERP (nonqualified deferred compensation plan), the material terms of which are further outlined below beginning on page 30. The amount of $4,160 for the change in value plus the earnings that were not above-market incurred by the Company are included in the All Other Compensation column for Mr. Souders' fiscal year 2007 compensation in the Summary Compensation Table beginning on page 17. Above-market earnings in the amount of $6.00 were accrued by the Company for Mr. Souders in fiscal year 2007 and are reported in the Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table. He was not a participant in the deferred compensation plan in fiscal year 2006.

  All Other Compensation

Aside from amounts discussed in the Deferred Compensation section for Mr. Souders, All Other Compensation in fiscal year 2007 included $20,400 for an automobile allowance, $1,227 in various club dues, $1,518 for group term life insurance premiums, and $275 for extended long-term disability coverage premiums (provided to all employees).

Mr. Souders' fiscal year 2006 All Other Compensation included an automobile allowance of $20,400.00, $2,363 in golf club dues, $1,489 for group term life insurance premiums and $236 in extended long-term disability coverage premiums (provided to all employees).

Michael J. LaVelle

  Background; Base Salary

Michael J. LaVelle, the Company's former President and Chief Executive Officer, retired from his position as Chief Executive Officer at the end of 2005. In 2006, Mr. LaVelle remained an employee of the Company until the end of June 2006 to provide transition assistance and advisory services. He received $106,973 in salary for his services. He remained a member of our Board of Directors and serves on the Board of Directors at the date of filing of this proxy statement. He is not standing for re-election in 2008.

In February 2007, he was named interim President and Chief Executive Officer after the departure of Jeffrey P. Baker and remained with the Company in that capacity until November 1, 2007. His services as interim President and Chief Executive Officers could be terminated at any time by either party for any or no reason. His compensation for services as interim President and Chief Executive Officer was set at the rate of $300,000 annually. He also received an award of 50,000 fully vested shares of the Company's common stock.

  Restricted Stock; Stock Options

Mr. LaVelle's fiscal year 2007 compensation included $1,910 for a fully vested award of 1,000 shares of the Company's common stock in January 2007 made when Mr. LaVelle was serving only as a board member, $97,000 for a fully vested award of 50,000 shares of the Company's common stock after his appointment as interim President and Chief Executive Officer in February 2007 and $40,596 recognized for the partial vesting of restricted stock granted in 2004. The 2004 restricted stock award granted Mr. LaVelle 100,000 restricted shares to vest in installments equal to one-third of the award in each of 2005, 2006 and 2007.

His fiscal year 2007 compensation also included $4,043 recognized by the Company under FAS 123R in its financial statements for stock options to purchase 8,000 shares of the Company's common stock granted to Mr. LaVelle in January 2007 with an exercise price of $1.91. The stock option vests over four years in equal installments of 2,000 each year and expires in January 2017. However, upon retirement from the Board, the option will become 100% vested and will remain exercisable until 2013.

Mr. LaVelle's fiscal year 2006 compensation included a $68,061 charge recognized by the Company under FAS 123R in financial statements for fiscal year 2006 for the 2006 vesting of a portion of the 2004 restricted stock award as detailed above.

  Change in Control

Mr. LaVelle did not have a change in control arrangement with us in fiscal year 2007 or in fiscal year 2006 when he was employed by the Company for part of the year to transition his duties and to act in an advisory role.

  Deferred Compensation

Mr. LaVelle is not a participant in the Company's deferred compensation plan.

  All Other Compensation

Mr. LaVelle's fiscal year 2007 All Other Compensation included $6,321 for use of a company-leased vehicle while serving as interim President and Chief Executive Officer, $3,727 in medical premiums the Company pays for retired executives, board fees of $2,667 and $93 in miscellaneous payments.

Mr. LaVelle's fiscal year 2006 All Other Compensation included $26,000 in fees paid to him for services as a board member, company-leased automobile expenses of $3,193, $689 in miscellaneous payments, $805 in life insurance premiums and $139 in extended long-term disability premiums (provided to all employees).

Jeffrey P. Baker

  Term; Base Salary; Cash Incentive; Restricted Stock Award Provisions

Jeffrey P. Baker was the Company's President and Chief Executive Officer. His employment terminated on May 15, 2007. Mr. Baker's employment agreement as President and Chief Executive Officer provided for a term ending January 1, 2011 and provided for an annual base salary of $400,000. The agreement also provided for a targeted annual cash incentive payment of (80%) of his base salary under our annual incentive compensation plan as further outlined below in the section entitled "Annual Cash (Non-Equity) Incentive Compensation Plan" beginning on page 28. Payment of any cash incentive payment depended on achievement of company performance objectives and could range from zero to 100% of his annual base salary. Mr. Baker did not receive payment of any cash incentive payment in fiscal year 2007.

His employment agreement also provided for the grant of various incentive stock options and restricted stock to vest over a period of time subject to acceleration in the circumstances of termination of employment outlined below.

  Termination; Severance; Restricted Stock Award/Stock Option Grant

The pertinent termination provision of Mr. Baker's agreement provided that upon termination of employment for cause due to performance, without cause or for resignation for good reason, Mr. Baker was not entitled to a cash payment but was entitled to immediate vesting of 450,000 unvested shares of restricted stock granted in conjunction with his employment agreement and subsequent appointment as

President and Chief Executive Officer in 2006. On termination, Mr. Baker therefore was not entitled to any cash payment; however, his outstanding restricted stock awards vested immediately on termination of his employment pursuant to the terms of his agreement. The amount of value attributable to the vesting of Mr. Baker's stock awards and recognized in our fiscal year 2007 financial statements in accordance with FAS 123R was $690,206 and appears in the Summary Compensation Table information for Mr. Baker under the Stock Awards column.

In 2007, prior to his termination of employment, Mr. Baker received a stock award of 16,650 restricted shares and a stock option to purchase 33,350 shares of our common stock pursuant to the equity-based long-term incentive compensation plan adopted by the Compensation Committee. Vesting of the stock award and stock options was based on performance criteria established for a three-year period and further outlined below in the section entitled "Long-Term (Equity) Incentive Compensation" beginning on page 29. However, pursuant to the terms of the stock award and option grant and the 2004 Equity Incentive Plan, after Mr. Baker's termination of employment, the restricted stock and stock options were forfeited, and the Company did not recognize any dollar amount for the stock award or stock option on its fiscal year 2007 financial statements under FAS 123R.

  Change in Control Agreement

At the time of Mr. Baker's termination, Mr. Baker and the Company were parties to a Change in Control Agreement. Mr. Baker's Change in Control Agreement was not in effect after his employment termination date of May 15, 2007. The material terms of his Change in Control Agreement with the Company are outlined in the section entitled "Change of Control Arrangements" on page 32.

  Deferred Compensation

Pursuant to the Company's deferred compensation plan (the material terms of which are outlined beginning on page 30 below), Mr. Baker received a payment in the amount of $171,199 in November 2007, six months after the date of his employment termination. An amount of $169,860 is included in the All Other Compensation column in the Summary Compensation Table information for Mr. Baker while $1,339 appears in the Nonqualified Deferred Compensation Earnings Column in the Summary Compensation Table for the above-market interest portion of the $171,199 payment.

In fiscal year 2006, Mr. Baker's compensation included $84,761 for contribution accruals plus the earnings not at above-market interest rates under the Company's deferred compensation plan.

  All Other Compensation

Aside from amounts reported in the Deferred Compensation section for Mr. Baker, All Other Compensation in fiscal year 2007 included $279 in group term life insurance premiums and $179 in extended long-term disability premiums (provided to all employees).

Aside from amounts reported in the Deferred Compensation section for Mr. Baker, All Other Compensation in fiscal year 2006 included country club fees of $7,189, company-leased automobile expenses of $5,237, life insurance premiums of $794 and $420 in extended long-term disability coverage premiums (provided to all employees).

Colleen M. Davenport

  General Terms; Base Salary; Cash Incentive

Ms. Davenport served as an at-will employee as our Secretary and General Counsel until January 31, 2008. During fiscal year 2007, her annual base salary was $220,000. As a member of the executive management of the Company, Ms. Davenport participated in annual cash incentive plans approved by the Compensation Committee. The annual cash incentive arrangements for company executives in 2007 are outlined in the section entitled "Annual Cash (Non-Equity) Incentive Compensation Plan" below beginning on page 28. While the Company did not achieve the performance objectives required for payment of the bonus, Ms. Davenport received a payment in an amount equal to the payment for which she would have been eligible ($25,000) under the plan as part of her severance agreement with the Company, the terms of which are outlined in this section, below.

  Restricted Stock Award/Stock Option Grant

In 2007, Ms. Davenport received a stock award of 6,862 restricted shares and a stock option to purchase 13,744 shares of our common stock pursuant to the equity-based long-term incentive compensation plan adopted by the Compensation Committee. Further details of the plan are outlined below in the section entitled "Long-Term (Equity) Incentive Compensation" beginning on page 29.

Due to the Company not achieving the performance-based objectives required for vesting, 2,288 shares of the stock award and 4,582 of the options to vest for fiscal year 2007 objectives were forfeited, and the dollar amount recognized by the Company in its fiscal year 2007 financial statements was therefore zero. In addition, due to Ms. Davenport's termination of employment, restricted shares and stock options remaining from the 2007 long-term incentive grant were forfeited pursuant to the terms of the award and grant and the 2004 Equity Incentive Plan.

  Severance Agreement

On January 4, 2008, Ms. Davenport and the Company entered into a Severance Agreement and Release of Claims (the "Severance Agreement"). The Severance Agreement provided that in return for a release of claims by Ms. Davenport and transition of her duties prior to termination of her employment, the Company would pay her $292,000 and provide her with outplacement services for one year. The All Other Compensation column for Ms. Davenport's fiscal year 2007 compensation in the Summary Compensation Table beginning on page 17 includes $272,000 of the amount contemplated by the Severance Agreement and represents the amount accrued by the Company during fiscal year 2007 for the payment to be paid to her in 2008 pursuant to the Severance Agreement.

  Change in Control Agreement

During 2007, Ms. Davenport and the Company were parties to a Change in Control Agreement, the material terms of which are outlined in the section entitled "Change of Control Arrangements" on page 32. The Change in Control Agreement expired on December 31, 2007.

  Deferred Compensation

Ms. Davenport is a participant in the Company's deferred compensation (the material terms of which are outlined beginning on page 30 below). The amounts of $43,610 and $39,750, representing the change in value and the earnings that were not above-market, incurred by the Company in fiscal years 2007 and 2006, respectively, are included in the All Other Compensation column for Ms. Davenport's fiscal year 2007 compensation in the Summary Compensation Table on page 17. Above-market earnings in the amounts of $1,824 and $970 were accrued in fiscal years 2007 and 2006, respectively, by the Company for Ms. Davenport and are reported in the Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table.

  All Other Compensation

Aside from amounts discussed in the Severance Agreement and Deferred Compensation sections for Ms. Davenport, All Other Compensation in fiscal year 2007 included group term life insurance premium contributions of $660 and $263 in extended long-term disability premiums (provided to all employees).

Aside from amounts discussed in the Deferred Compensation section for Ms. Davenport, All Other Compensation in fiscal year 2006 included group term life insurance premium contributions of $647.

David J. Steichen

  General Terms; Base Salary; Cash Incentive

Mr. Steichen served as an at-will employee as our Chief Financial Officer until March 14, 2008. During fiscal year 2007, his annual base salary was $220,000. As a member of the executive management of the Company, Mr. Steichen participated in annual cash incentive plans approved by the Compensation Committee. The arrangements for company executives in 2007 are outlined in the section entitled "Annual Cash (Non-Equity) Incentive Compensation Plan" below on page 28. While the Company did not achieve the performance objectives required for payment of the bonus, Mr. Steichen did receive a payment in an amount equal to the payment for which he would have been eligible ($25,000) under the plan as part of his severance agreement with the Company, the terms of which are outlined in this section, below.

  Restricted Stock Award/Stock Option Grant

In 2007, Mr. Steichen received a stock award of 6,862 restricted shares and a stock option grant to purchase 13,744 shares of our common stock pursuant to the equity-based long-term incentive compensation plan adopted by the Compensation Committee. Further details of the plan are outlined below in the section entitled "Long-Term (Equity) Incentive Compensation" beginning on page 29.

Due to the Company not achieving the performance-based objectives required for vesting, 2,288 shares of the stock award and 4,582 of the options to vest for fiscal year 2007 objectives were forfeited, and the dollar amount recognized by the Company in its fiscal year 2007 financial statements was therefore zero. In addition, due to Mr. Steichen's termination of employment, restricted shares and stock options remaining were forfeited pursuant to the terms of the award and grant and the 2004 Equity Incentive Plan.

  Severance Agreement

On January 22, 2008, the Company and Mr. Steichen entered into a Severance Agreement and Release of Claims (the "Severance Agreement"). The Severance Agreement provided that in return for a release of claims by Mr. Steichen and the performance of certain tasks prior to termination of his employment, the Company would pay him $297,000 and provide him with outplacement services for one year. The All Other Compensation column for Mr. Steichen's fiscal year 2007 compensation in the Summary Compensation Table beginning on page 17 includes $272,000 of the payment contemplated by the Severance Agreement and represents the amount accrued by the Company during fiscal year 2007 for the payment to be made to him in 2008 pursuant to the Severance Agreement.

  Deferred Compensation

Mr. Steichen is a participant in the Company's deferred compensation (the material terms of which are outlined beginning on page 30 below). The amounts of $38,505 and $34,950, representing the change in value and the earnings that were not above-market, incurred by the Company in fiscal years 2007 and 2006, respectively, are included in the All Other Compensation column for Mr. Steichen's compensation in the Summary Compensation Table beginning on page 17. Above-market earnings in the amount of $946 and $406 were accrued by the Company for Mr. Steichen fiscal years 2007 and 2006, respectively, and are reported in the Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table.

  Change in Control Agreement

During 2007, Mr. Steichen and the Company were parties to a change in control agreement, the material terms of which are outlined in the section entitled "Change of Control Arrangements" on page 32. The Change in Control Agreement expired on December 31, 2007.

After expiration of the Change in Control Agreement and prior to entering into the severance agreement referenced in this section above, Mr. Steichen entered into a Change of Control Agreement with the Company in January 2008 providing for a term of three years beginning on the date of execution. However, if a Change of Control of the Company (as "Change of Control" was defined in the Change of Control Agreement) occurred during the term of the Change of Control Agreement, the agreement would continue in effect for a period of twelve (12) months beyond the date of the change of control. The Change of Control Agreement also provided for payment of one year's base salary and twelve months' outplacement services in the event of a Change of Control Termination or termination by the executive for Good Reason (as "Change of Control Termination" and "Good Reason" were defined in the Change of Control Agreement). The Change of Control Agreement is no longer of any force or effect due to Mr. Steichen's termination of employment in March 2008.

  All Other Compensation

Aside from amounts reported in the Severance Agreement and Deferred Compensation sections for Mr. Steichen, All Other Compensation in fiscal year 2007 included group term life insurance premium contributions of $660 and $263 in extended long-term disability premiums (provided to all employees).

Aside from amounts reported in the Deferred Compensation section for Mr. Steichen, All Other Compensation in fiscal year 2006 included group term life insurance premium contributions of $647.

Annual Cash (Non-Equity) Incentive Compensation Plan

The Compensation Committee approves an annual cash incentive compensation plan, generally for each fiscal year. The cash incentive amounts are determined as a pre-set percentage of executives' base salaries based on company revenue, profitability and other performance goals. A portion of the annual cash incentive may depend on individual performance objectives as well. The participants in the annual cash incentive compensation plan are our Chief Executive Officer and the individuals comprising all of our senior management, which includes all of the executive officers named in the Summary Compensation Table, and other key employees included in the plan on an annual basis.

Generally speaking, prior to or immediately after the beginning of the fiscal year, the Compensation Committee assigns or approves the bonus amount that the participant is eligible to earn expressed as a range of percentages of his or her base salary in relation to a range in Company performance goals representing levels of performance required to receive payment of any incentive compensation. Historically, aggregate annual incentive payments have been capped at thirty percent (30%) of our pre-tax, pre-incentive net profit for the given fiscal year.

  Fiscal Year 2007

The Compensation Committee did not adopt a cash incentive compensation plan for fiscal year 2007; however, the Board of Directors established an arrangement whereby participants (in this case, Messrs. Souders and Steichen and Ms. Davenport) each could earn up to $12,500 in restricted stock and $12,500 in cash if the Company achieved break even results in the fourth quarter of fiscal year 2007 and a net profit in the first quarter of 2008.

While participants did not meet the criteria for payments under this incentive payment structure due to the Company not achieving break even results in the fourth quarter of 2007, the Company agreed in its severance agreements with Ms. Davenport and Mr. Steichen to pay a cash amount of $25,000 representing the value of the potential incentive payment.

Payments to Mr. LaVelle under this arrangement were left to the discretion of the Board of Directors. No payments were made to Mr. LaVelle. Mr. Souders did not qualify for the $25,000 award, but, as described in the section outlining Mr. Souders' compensation beginning on page 21, Mr. Souders received $80,000 in bonus payments based on achieving certain performance criteria set in his operating unit in fiscal year 2007. Mr. Baker was not eligible for any incentive compensation or similar payment due to termination of his employment.

Mr. Baldwin was not eligible for an incentive compensation plan payment for fiscal year 2007. Going forward, and as described above on page 19, Mr. Baldwin's potential incentive cash payment, if any, can range from between 30% and 70%.

  Fiscal Year 2006

Payment of incentive compensation depended on the Company's net earnings for the fiscal year within a range specified by the Compensation Committee. Mr. Baker was eligible to earn between 0% and 100% of his base compensation while Messrs. Souders and Steichen and Ms. Davenport were eligible to earn between 0% and 80% of their base compensation. We made no incentive payments to any of the participants due to the Company not being profitable in fiscal year 2006.

Long-Term (Equity) Incentive Compensation

Our Compensation Committee believes that utilizing a mix of stock option grants and restricted stock awards will: (i) help retain key executives in a challenging industry and a competitive market for talent; (ii) more closely align executive interests with shareholder interests by directly conditioning a significant percentage of the executive's compensation to his or her performance, as well as our performance; and (iii) generate in our executives a strategic long-term interest in our performance rather than in short-term financial success. Our 2004 Equity Incentive Plan, amended to include additional shares by approval of the shareholders in 2006, and other equity-based plans authorize our Board of Directors or a committee appointed by the Board of Directors (in this case, the Compensation Committee) to grant stock options or restricted stock awards to our executives and other key employees. Our 1999 stock option plan also authorizes the Compensation Committee to grant stock options to our executives and other key employees.

Prior to 2007, we had not maintained a long-term incentive program for the purpose of making stock option grants or other equity awards based on pre-determined performance criteria. When making grants, the Compensation Committee takes into account:

  /*/
  the number and value of shares awarded and options granted previously to the executive;

  /*/
  the number of shares available for grant under our plans;

  /*/
  the value of the shares underlying stock options and restricted stock awards; and

  /*/
  the overall net stock dilution created by the stock option grants and restricted stock awards.

  Long-Term Incentive Program for Executives.

In the third quarter of 2006, the Compensation Committee established a long-term incentive program to incent and reward executives with vesting conditioned on the Company achieving financial performance objectives in fiscal years 2007, 2008 and 2009. Grants under the long-term incentive program, if any, occur annually and generally will vest over three-year periods and only upon achievement of pre-determined annual performance criteria. Failure to achieve the desired criteria for the year in which the options and awards would vest will result in lapse of options or awards.

For the fiscal year 2007 awards, the requirements for vesting called for our operations to result in net income in fiscal 2007 and that our net income improve by five percent (5%) in subsequent years. Because the Company did not achieve a net profit in fiscal year 2007, the portion of the 2007 restricted stock awards and option grants designated to vest for 2007 performance were forfeited.

  One-time grants

In the past, the Compensation Committee has made one-time stock option grants and/or restricted stock awards (not related to long-term incentive programs) from time to time to named executives and other employees in connection with entering to an employment agreement, in recognition of individual contributions to our performance or due to our overall financial performance. We have historically followed the practice of having our Chief Executive Officer, with input from other executive officers and selected senior management personnel, make recommendations to our committee regarding the individuals to receive option grants or other equity awards, the size of the options or other awards, and the philosophy behind the granting of such stock option grants or other awards. Unless recommended otherwise, these option grants and other equity awards generally vest over a four-year period beginning one year after the date of grant or award.

  Elmer N. Baldwin

The details pertaining to the stock options granted to Mr. Baldwin upon commencement of his employment are set forth on page 19 above.

  Michael J. LaVelle

The details pertaining to the restricted stock and stock options granted to Mr. LaVelle and for which the Company incurred compensation charges in fiscal year 2007 and 2006 are set forth on pages 22 and 23 above.

  Jeffrey B. Baker

Mr. Baker did not receive any one-time restricted stock awards or stock option grants in 2007. Mr. Baker's 2004 employment agreement provided for stock options grants and restricted stock awards vesting over time with the possibility of accelerated vesting based on the price of our stock or in certain circumstances surrounding termination or resignation from employment. At commencement of his employment, Mr. Baker received a stock award of 200,000 restricted shares, and, in January 2006, the Compensation Committee made a one-time grant of 250,000 restricted shares vesting over five years in connection with his retention as President and Chief Executive Officer. Pursuant to the terms of Mr. Baker's employment agreement, the unvested restricted stock awarded in conjunction with his employment agreement and the 2006 restricted stock awarded on his retention as President and Chief Executive officer vested immediately upon termination of his employment on May 15, 2007.

The 500,000 options to purchase our common stock granted to Mr. Baker during his employment and scheduled to vest in 2011 and 2013 lapsed due to Mr. Baker's termination of employment.

  Other named executive officers

No other one-time equity awards were made to the other named executive officers in fiscal years 2007 or 2006.

Deferred Compensation Plan

The Company's deferred compensation plan (also referred to by the Company as the "Restated Special Executive Retirement Plan" or "Restated SERP,"

hereinafter the "Plan") is unfunded and provides that the Company shall credit amounts to participants' company contribution accounts at the rate of 15% or 5% of the participant's base salary. Participants also may contribute up to 50% of base compensation and up to 100% of bonus compensation payable to the participants during a plan year. Although the Plan is unfunded, the terms of the Plan provide that in the event of a change of control, the Company must, immediately prior to the effective date of the change of control, contribute sufficient funds to a trust to provide for payment of all benefits due to participants under the terms of the Plan.

Earnings on company and participant contributions are compounded annually, at a rate equal to the 10-year Treasury Bill rate in effect as of the January 1st of each year plus 1%, 2% or 3%, as determined by the Board of Directors and communicated to participants from time to time. Such interest adjustments continue until all amounts credited to the participants' company contribution and participant contribution accounts have been distributed according to the participant's distribution election and the terms of the Plan. In fiscal years 2006 and 2007, the rate used for calculating earnings was the 10-year Treasury Bill rate in effect on January 1 of the applicable year, plus 2%. In fiscal years 2007 and 2006, the applicable interest rate was 6.68% and 6.37%, respectively.

After termination of employment for any reason, participants are eligible to receive installment payments or lump-sum payments of the accrued value of their accounts depending on whether the participants' distribution election specifies a date for distribution or a lump sum distribution upon termination. If the Company determines that the participant is a "specified employee" as defined in Code Section 409A as of the date of the participant's separation from service, however, payment of the participant's account cannot be made or commence earlier than six months after the date of the participant's separation from service.

During fiscal year 2007, each of the executives (except Mr. LaVelle) was a participant in the Plan. Mr. Baldwin, Mr. Steichen and Ms. Davenport participated at a company contribution rate of 15% of base compensation while Mr. Souders was eligible to participate at a company contribution rate of 5% of base compensation. During fiscal year 2006, Mr. Steichen and Ms. Davenport were participants at the same level as in 2007, and Mr. Baker participated at a company contribution rate of 20% of base compensation. The amount of contribution and interest for each named executive officer participant appears in columns (h) and (i) of the Summary Compensation Table beginning on page 17.

Severance Arrangements

Generally, severance arrangements for the named executive officers are provided for in the Company's severance policy for executive officers. The policy provides that, in the event of termination due to reasons other than cause or a change of control, covered executives are eligible for two months' base pay for every year of employment with the Company up to a maximum credit for employment of six years, or a maximum payment of 12 months' base pay. In addition, the policy provides that participating personnel will receive reimbursement for six months of premiums for continuing medical and dental coverage. This policy applies for those executives whose employment arrangement does not include provisions for severance in the event of termination of employment not due to cause or change in control.

During fiscal year 2007, the Company incurred charges for severance arrangements set forth in severance agreements with Ms. Davenport and Mr. Steichen and outlined above on pages 25 and 27, respectively.

Change in Control Arrangements

During fiscal years 2007 and 2006, Messrs. Baker and Steichen and Ms. Davenport were parties to separate change in control agreements with the Company. Under the terms of each of the agreements, if a change in control were to occur, and employment were terminated or the executive were to resign for good reason (as defined in the agreement) within three years of a change in control, or if the executive were to terminate employment with the Company for any reason during the eleventh month following the month in which a change in control occurred, the covered named executive would receive a lump sum cash settlement equal to 2.99 times his or her base salary, plus any gross-up amounts to cover excise taxes on the amounts paid to the executive. The executives would receive continuation of all benefits under benefit plans in which the executive would be eligible to participate for a period of 18 months.

In 2006, we notified each executive covered by separate change in control agreements that the current form of his or her change in control agreement would not be renewed after December 31, 2007. Mr. Baker's change in control agreement expired on his employment termination, and Mr. Steichen's and Ms. Davenport's change in control agreements expired on December 31, 2007.

After expiration of his change in control agreement, Mr. Steichen entered into the Change of Control Agreement summarized on page 27. Ms. Davenport did not enter into a new Change of Control agreement with the Company upon expiration of her change in control agreement on December 31, 2007.

The terms of Mr. Souders' arrangement with us concerning change in control benefits is summarized on page 21.

Tax and Accounting Implications

  Deductibility of Executive Compensation

       Section 162(m) limits deductions for certain executive compensation in excess of $1,000,000 in any given year. Since corporate objectives may not always be consistent with the requirements for full deductibility, our committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under section 162(m). The Committee will consider deductibility of executive compensation, but deductibility will not be the sole factor used by our committee in ascertaining appropriate levels or modes of compensation. When it is feasible to do so, we will seek to maximize the deductibility for tax purposes of all elements of compensation under section 162(m) of the Internal Revenue Code. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Elmer N. Baldwin	125,000	375,000	(3)			$1.65	11/01/2017
Michael W. Souders	15,000 11,000 10,000 8,000			9,486	$ $ $ $ $	10.38 4.40 3.00 3.00 1.91	04/25/2010 06/22/2011 08/15/2012 12/18/2013 01/03/2017			4,736	$6,583
Michael J. LaVelle		8,000				$1.91	01/03/2017
Jeffrey P. Baker(4)	—	—		—		—	—	—	—	—	—
Colleen M. Davenport	1,500 2,000 6,000 10,000 13,000 20,000 20,000			9,162	$ $ $ $ $ $ $ $	22.94 13.06 9.44 5.69 4.40 5.01 3.86 1.91	08/06/2008 05/13/2009 06/21/2010 11/01/2010 06/22/2011 05/01/2012 10/21/2014 01/03/2017			4,574	$6,358
David J. Steichen	10,000 5,000 5,000 5,000 10,000 40,000			9,162	$ $ $ $ $ $ $	10.81 9.44 4.40 3.71 3.00 2.79 1.91	10/27/2009 06/21/2010 06/22/2011 06/20/2012 12/18/2013 06/18/2014 01/03/2017			4,574	$6,358

(1)
The stock options were granted on January 3, 2007 and vest based on performance objectives over a three-year period in one-third increments each year. The grants outstanding to Ms. Davenport and Mr. Steichen at the end of fiscal year 2007 will not vest due to their employment terminations in January and March 2008, respectively.

(2)
The restricted stock awards were made on January 3, 2007 and vest based on performance objectives over a three-year period in one-third increments each year. The awards outstanding to Ms. Davenport and Mr. Steichen at the end of fiscal year 2007 will not vest due to their employment terminations in January and March 2008, respectively.

(3)
Mr. Baldwin's unvested stock options vest annually in increments of 125,000 on November 1 in 2008, 2009 and 2010.

(4)
Mr. Baker had no outstanding equity awards at the end of the 2007 fiscal year due to his termination of employment.

Director Compensation

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
Elmer N. Baldwin(5)	$0	$0		$0		$0	$0	$0	$0
Brigid A. Bonner	$43,500	$3,750	(6)	$6,777	(7)	$0	$0	$0	$54,027
Willard W. Brittain	$41,000	$1,910		$11,441		$0	$0	$0	$54,351
Krzysztof K. Burhardt	$53,500	$3,730		$8,593		$0	$0	$0	$65,823
Joseph T. Dunsmore(8)	$0	$0		$0		$0	$0	$0	$0
Michael B. Esstman	$43,500	$1,910		$7,423		$0	$0	$0	$52,833
Michael J. LaVelle(9)	—	—		—		—	—	—	—
Margaret A. Loftus	$38,500	$1,910		$7,423		$0	$0	$0	$47,833
Robb L. Prince	$41,000	$1,910		$7,423		$0	$0	$0	$50,333
Mark W. Sheffert(10)	$12,000	$0		$0		$0	$0	$0	$12,000

(1)
Column (c) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote A to our audited financial statements for the fiscal year ended December 29, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008. The aggregate number of outstanding stock awards at fiscal year end for each director was as follows: Mr. Baldwin—see footnote 5 below and compensation disclosures in the Summary Compensation Table on page 17; Ms. Bonner—2,000; Mr. Brittain—3,000; Dr. Burhardt—4,000; Mr. Dunsmore—0; Mr. Esstman—3,000; Mr. LaVelle—see footnote 9 below and disclosures in the Summary Compensation Table on page 17; Ms. Loftus—3,000; Mr. Prince—3,000; and Mr. Sheffert—0. All awards are fully vested.

(2)
Column (d) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote A to our audited financial statements for the fiscal year ended December 29, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on march 5, 2008. Options to purchase 8,000 shares of the Company's common stock were granted in January 2007 at an exercise price of $1.91 and vest in increments of 25% annually over four years beginning in January 2008. The options to purchase 8,000 shares of the Company stock granted to Ms. Bonner in April 2007 at an exercise price of $1.84 vest in increments of 25% annually over four years beginning in April 2008.

The aggregate number of outstanding option awards at fiscal year end for each director was as follows: Mr. Baldwin—see footnote 5 below and compensation disclosures in the Summary Compensation Table on page 17; Ms. Bonner—16,000; Mr. Brittain—24,000; Dr. Burhardt—40,000; Mr. Dunsmore—0; Mr. Esstman—36,000; Mr. LaVelle—see footnote 9 below and compensation disclosures in the Summary Compensation Table on page 17; Ms. Loftus—72,000; Mr. Prince—72,000; and Mr. Sheffert—0.

(3)
We do not maintain a non-equity incentive plan for member of the Board of Directors.

(4)
We do not maintain defined benefit or pension plans for members of the Board of Directors.

(5)
As an employee of our company Mr. Baldwin is not compensated for his services as a director.

(6)
Ms. Bonner received two stock awards of 1,000 shares each in fiscal year 2007 due to not receiving an award in 2006.

(7)
Ms. Bonner received two option grants to purchase 8,000 shares each in fiscal year 2007 due to not receiving a grant in 2006.

(8)
Mr. Dunsmore did not serve on the Board of Directors in 2007 and therefore received no compensation from the Company.

(9)
Mr. LaVelle was our interim President and Chief Executive Officer during part of fiscal year 2007. Information concerning all compensation paid to Mr. LaVelle for service as a board member is set forth in the Summary Compensation Table and/or related footnotes beginning on page 17.

(10)
Mr. Sheffert resigned from the Board of Directors on November 13, 2007.

Narrative Disclosure of Director Compensation

Annual Retainers; Board Meeting Fees; Committee Meeting Fees

Directors whom we do not employ receive an annual retainer of $20,000, payable quarterly, plus expenses, except that the Chair of the Board of Directors receives an annual retainer of $60,000, payable quarterly, plus expenses. Directors who are our employees do not receive compensation for their services as directors. Non-employee directors, including the Chair, also receive fees of $1,000 for each Board of Directors meeting attended. Committee chairs receive $1,500, and non-committee members receive $1,000, for each committee meeting attended.

Equity Compensation

A portion of our directors' annual compensation includes annual stock option grants and stock awards. On the first business day after the first of each calendar year, the Chair of the Board is granted an option to purchase 12,000 shares of our common stock while the other non-employee directors are granted options to purchase 8,000 shares of our common stock. The exercise price of the options is the fair market value of our common stock at the close of trading on the date of grant. Each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the Plan), disability or death of a non-employee director, all options granted to such director under the 2004 Equity Incentive Plan (as amended May 25, 2006) are immediately exercisable. In addition, on the first business day of each calendar year, the Chair of the Board receives 2,000 shares of our common stock and the other non-employee directors receive 1,000 shares of common stock from the 2004 Equity Incentive Plan (as amended May 25, 2006).

In January 2007, options to purchase 8,000 shares of the Company's common stock were granted to all board members listed in the Director Compensation Table, except Messrs. Baldwin, Dunsmore and Sheffert, who were not then members of the Board of Directors, at an exercise price of $1.91. Those options vest in increments of 25% annually over four years beginning in January 2008. Ms. Bonner received an additional option grant to purchase 8,000 shares in fiscal year 2007 due to not receiving a grant in 2006. The additional options to purchase 8,000 shares of the Company stock granted to Ms. Bonner in April 2007 at an exercise price of $1.84 vest in increments of 25% annually over four years beginning in April 2008.

Also in January 2007, all board members in the Director Compensation Table, except Messrs. Baldwin, Dunsmore and Sheffert, who were not then members of the Board of Directors, received a fully vested stock award of 1,000 shares of the Company's common stock.

Indemnification

Our Bylaws instruct us to indemnify our directors and officers to the fullest extent to which officers and directors may be indemnified under Minnesota corporate law.

PROPOSAL NUMBER TWO

Ratification of Appointment of Independent Registered Public Accounting Firm

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Deloitte & Touche LLP to examine the accounts of the Company for the fiscal year ending January 3, 2009. Management believes that neither Deloitte & Touche LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company. A representative of Deloitte & Touche LLP for the current year and the 2007 fiscal year is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Independent Registered Public Accounting Firm's Fees

The following fees were billed by Deloitte & Touche LLP for fiscal years 2007 and 2006:

	Deloitte & Touche LLP
	FY 2007	FY 2006

Audit Fees	$432,708	$456,037
Audit-Related Fees	20,000	20,600
Tax Fees	10,000	13,900
All Other Fees	0	0

TOTAL	$462,708	$490,537

Audit Fees

Audit Fees are primarily for services including the audit of the Company's financial statements for the most recent fiscal year, the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q and a UK regulatory audit.

Audit-Related Fees

Audit-Related Fees are primarily for services in connection with employee benefit plan audits, accounting research, due diligence and assurance work related to mergers and acquisitions, and Sarbanes-Oxley Section 404 advisory services.

Tax Fees

Tax Fees include fees for services provided in connection with tax consulting and tax return review services.

All Other Fees

The Company paid no Other Fees to Deloitte & Touche.

Non-Audit Services

The Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Deloitte & Touche LLP's independence and has determined that such services are compatible with maintaining Deloitte & Touche LLP's independence.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of all audit and non audit-related services. This policy also prohibits the purchase of the non-audit services prohibited by the rules and regulations of the SEC.

Report of the Audit Committee

The role of the Audit Committee is to oversee the Company's financial reporting process. Management is responsible for the Company's financial statements and reporting process, including the Company's systems of internal controls. The Company's independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. A copy of the Audit Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of the Audit Committee in overseeing the Company's financial reporting process, is available free of charge on the Company's Investor Relations page of its website.

In performing its functions, the Audit Committee reports that:

  /*/
  The Committee met with the Company's independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting;

  /*/
  The Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report, management's representations regarding the financial statements and the Company's internal controls;

  /*/
  The Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380), as modified or supplemented;

  /*/
  The Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with them matters relating to their independence;

  /*/
  The Committee received information from management and the independent registered public accounting firm with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by the Company's independent registered public accounting firm, and considered whether the provision of those services is compatible with maintaining the auditors' independence; and

  /*/
  The individual Committee members and the Committee as a whole comply with the independence requirements set forth in applicable regulations.

Based upon its reviews and discussions with the independent registered public accounting firm and management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.

Robb L. Prince, Chair
W.W. Brittain
M.B. Esstman

Members of the Audit Committee

OTHER INFORMATION

Other Business

The three proposals that have been properly submitted for action by shareholders at the Annual Meeting are as listed in the Notice of Annual Meeting of Shareholders. Management is not aware of any other items of business which will be presented for shareholder action at the Annual Meeting. Should any other matters properly come before the meeting for action by shareholders, the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2009 Shareholder Proposals

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company by December 11, 2008, to be considered for inclusion in the Company's proxy statement and related proxy for the 2009 Annual Meeting.

Also, if a shareholder proposal intended to be presented at the 2009 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after February 24, 2009, then management named in the Company's proxy form for the 2009 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy material.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors, and executive officers, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file with the Securities and Exchange Commission ("Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of common shares of the Company. Specific due dates for those reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those due dated during fiscal 2007. Directors, officers and greater than ten percent shareholders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the fiscal year ended December 29, 2007, all Form 3, Form 4 and Form 5 filing requirements were met except one Form 4 filed November 6, 2007 for one transaction for Mr. Baldwin.

ANNUAL REPORT/FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007, including financial statements and a list of exhibits to such Form 10-K, accompanies this Notice of Annual Meeting and Proxy Statement.

The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K free of charge. Requests for a copy of the Form 10-K and/or any exhibits(s) should be directed to the Secretary of Analysts International Corporation, 3601 West 76th Street, Edina, MN 55435. Your request must contain a representation that, as of April 3, 2008, you were a beneficial owner of shares entitled to vote at the 2008 annual meeting of shareholders.

By the Order of the Board of Directors

Robert E. Woods Secretary

Whether or not you plan to attend the meeting, please fill in, date and sign the enclosed proxy exactly as your name appears thereon and mail it promptly in the enclosed envelope or vote your shares over the Internet or telephone by following the instructions on the enclosed proxy card.

C123456789

000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY)	000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - E.N. Baldwin	☐	☐	02 - B.A. Bonner	☐	☐	03 - A.K. Borgstrom	☐	☐

	04 - W.W. Brittain	☐	☐	05 - K.K. Burhardt	☐	☐	06 - J.T. Dunsmore	☐	☐

	07 - M.B. Esstman	☐	☐	08 - G.G. Johnson	☐	☐	09 - D.C. Neve	☐	☐

For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm for the year ending January 3, 2009.	☐	☐	☐	3.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

	C 1234567890 9 1 A V	J N T 0 1 7 5 3 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Analysts International Corporation

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints K.K. Burhardt and R.E. Woods or either one of them with full power of substitution, as proxy or proxies, to vote all Common Shares of Analysts International Corporation of the undersigned at the Annual Meeting of Shareholders on May 28, 2008 and at all adjournments thereof, on the matters on the reverse side.

This Proxy will be voted as specified on the reverse side. If no specification is made, the Proxy will be voted in favor of the matters on the reverse side.

PLEASE COMPLETE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)

QuickLinks

TABLE OF CONTENTS
GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL NUMBER ONE Election of Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION Summary Compensation Table
Narrative Disclosure of Executive Compensation and Additional Disclosures
Outstanding Equity Awards At Fiscal Year-End
Director Compensation
Narrative Disclosure of Director Compensation
PROPOSAL NUMBER TWO Ratification of Appointment of Independent Registered Public Accounting Firm
OTHER INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT/FORM 10-K